As filed with the Securities and Exchange Commission on September 7, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROMIS NEUROSCIENCES INC. (Exact name of Registrant as specified in its charter)
Canada (State or other jurisdiction of incorporation or organization)	98-0647155 (I.R.S. Employer Identification No.)
Suite 200, 1920 Yonge Street, Toronto, Ontario (Address of Principal Executive Offices)	M4S 3E2 (Zip Code)

PROMIS NEUROSCIENCES INC 2007 STOCK OPTION PLAN, AS AMENDED

AMORFIX LIFE SCIENCES LTD. DEFERRED SHARE UNIT PLAN FOR CANADIAN SENIOR OFFICERS, AS AMENDED

(Full title of the plan)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, D.C., 20005

(Name and address of agent for service)

(416) 847-6898

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information.*

*            The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by ProMIS Neurosciences, Inc. (the “Registrant”) with the Commission are incorporated herein by reference:

(a)            The Registrant’s effective registration statement on Form 10 (File No. 001-41429) filed with the Commission on June 22, 2022, as amended on June 30, 2022 and July 1, 2022 (the “Registration Statement”).

(b)            All documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

(c)            The description of the Registrant’s common shares, without par value (the “Common Shares”), contained in the Registration Statement, incorporated by reference herein pursuant to (a) above, including any amendment or report filed for the purposes of updating such description.

Item 4.	Description of Securities.

    Not applicable.

Item 5.	Interests of Named Experts and Counsel.

    Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act, RSC 1985, c C-44 (the “CBCA”), the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity. The CBCA also provides that the Registrant may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the CBCA unless the individual:

•	acted honestly and in good faith with a view to the Registrant’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and
•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant’s by-laws provide it may indemnify, subject to the CBCA, each of its current directors or officers or former directors or officers of the Registrant or of a corporation of which the Registrant is or was a shareholder or creditor and the heirs and legal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or them in respect of any civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director or officer of the Registrant or a director or officer of such corporation, including any action brought by the Registrant or any such corporation.

The Registrant maintains insurance policies relating to certain liabilities that its directors and officers may incur in such capacity.

Item 7.	Exemption from Registration Claimed.

    Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
3.1	Articles (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, as amended (File No. 001-41429)).
3.1.1	Certificate of Amendment to the Articles, dated July 8, 2015 (incorporated by reference to Exhibit 3.1.1 to the Registrant’s Registration Statement on Form 10, as amended (File No. 001-41429)).
3.1.2	Certificate of Amendment to the Articles, dated July 17, 2022 (incorporated by reference to Exhibit 3.1.2 to the Registrant’s Registration Statement on Form 10, as amended (File No. 001-41429)).
3.1.3	Certificate of Amendment to the Articles, dated July 21, 2022 (incorporated by reference to Exhibit 3.1.3 to the Registrant’s Registration Statement on Form 10, as amended (File No. 001-41429)).
3.2	By-laws (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10, as amended (File No. 001-41429)).
3.2.1	By-law No. 2 (incorporated by reference to Exhibit 3.2.1 to the Registrant’s Registration Statement on Form 10, as amended (File No. 001-41429)).
4.1	Form of Amended and Restated Unsecured Convertible Debenture dated June 17, 2022 (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 10, as amended (File No. 001-41429)).
4.2	ProMIS Neurosciences Inc. 2007 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.38 to the Registrant’s Registration Statement on Form 10, as amended (File No. 001-41429)).
4.3	Amorfix Life Sciences Ltd. Deferred Share Unit Plan for Canadian Senior Officers, as amended (incorporated by reference to Exhibit 10.39 to the Registrant’s Registration Statement on Form 10, as amended (File No. 001-41429)).
5.1*	Opinion of McMillan LLP.
23.1*	Consent of Baker Tilly US, LLP.
23.2*	Consent of McMillan LLP (contained in Exhibit 5.1 hereto).
24.1*	Powers of Attorney (included on the signature page of this registration statement).
107*	Calculation of Filing Fee Tables.

*Filed herewith

Item 9.	Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada on September 7, 2022.

PROMIS NEUROSCIENCES INC.

By:	/s/ Eugene Williams
	Name:	Eugene Williams
	Title:	Chairman and Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eugene Williams, Daniel E. Geffken, and Max A. Milbury, or any of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments to this registration statement, registration statements filed pursuant to Rule 429 under the Securities Act, and any related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 7, 2022.

Signature	Title

/s/ Eugene Williams	Chairman, Chief Executive Officer & Director
Eugene Williams	(principal executive officer)

/s/ Daniel E. Geffken	Chief Financial Officer
Daniel E. Geffken	(principal financial officer)

/s/ Max A. Milbury	Finance Director
Max A. Milbury	(principal accounting officer)

/s/ Neil Cashman	Director
Neil Cashman

/s/ Maggie Shafmaster	Lead Independent Director
Maggie Shafmaster

/s/ William Wyman	Director
William Wyman

/s/ Patrick Kirwin	Director
Patrick Kirwin

/s/ Richard Gregory	Director
Richard Gregory

/s/ Josh Mandel-Brehm	Director
Josh Mandel-Brehm

Director
Neil K. Warma

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Form S-8, solely in its capacity as duly authorized representative of ProMIS Neurosciences Inc. in the United States, on September 7, 2022.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director